TERM LOAN AND SECURITY AGREEMENT

THIS TERM LOAN AND SECURITY AGREEMENT, dated as of August 2, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this "***Agreement***"), is entered into by and among GlassBridge Enterprises, Inc., a Delaware corporation (the "***Borrower***"), the guarantors from time to time party hereto (collectively, the "Guarantors") and Gazellek Holdings I, LLC (together with its Affiliates, assignees and successors, the "***Lender***").

The parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 26 hereof.

2. The Loan.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Lender shall, subject to the satisfaction of the conditions set forth in Section 3 hereof, make a loan to the Borrower in an aggregate principal amount of Three Million Four Hundred Fifty Thousand Dollars ($3,450,000), as such amount may be reduced from time to time pursuant to the terms of this Agreement (the "***Term Loan***"). Amounts borrowed under this Section 2 and repaid or prepaid may not be reborrowed.

(b) The Lender shall make the Term Loan on or before the date that is six (6) Business Days after the Closing Date by wire transfer of an amount equal to the Term Loan, minus all fees required to be paid to the Lender on or before the Closing Date pursuant to the Loan Documents, in immediately available funds, to the account of the Borrower designated by the Borrower to the Lender.

3. **Conditions to Term Loan.** The obligation of the Lender to make the Term Loan is subject to the satisfaction (or waiver) of the following conditions precedent:

(a) Loan Documents. The Lender's receipt of the following, each of which shall be .pdf or telecopies unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Lender:

(i) counterparts of this Agreement, duly executed by the parties hereto;

(ii) a certificate of a Responsible Officer of each Loan Party, attaching (a) the charter (or similar formation document), certified by the appropriate governmental authority, (b) good standing certificates in its jurisdiction of organization (or formation) and such other jurisdictions in which such Loan Party is qualified to do business as requested by the Lender, (c) bylaws (or similar governing document), (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Loan Party's

execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (e) signature and incumbency certificates of its officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(b) Lien Searches. The Lender shall have received UCC, U.S. Copyright Office and other searches satisfactory to it indicating that no other filings, encumbrances or transfers with regard to the Collateral are of record in any jurisdiction in which it shall be necessary or desirable for the Lender to make a filing in order to provide the Lender with a perfected security interest in the Collateral.

(c) Pledged Collateral. The Lender's receipt of certificates representing any pledged Collateral (to the extent such pledged Collateral is certificated), accompanied by undated stock powers executed in blank and instruments evidencing any pledged debt instruments indorsed in blank.

(d) Uniform Commercial Code. The Lender's receipt of financing statements, in form for filing under the UCC of all jurisdictions that the Lender may reasonably deem necessary in order to perfect the liens created hereunder and evidence that all other action that the Lender may reasonably deem necessary or desirable in order to perfect the liens created hereunder.

(e) Exchange Agreements. The Lender shall have received duly executed Exchange Agreements, which agreements shall be in form and substance satisfactory to the Lender in its sole discretion, duly executed by the Lender, the Borrower and each of George Hall and Joseph De Perio.

(f) 382 Opinion. The Lender shall have received an opinion of counsel to the Loan Parties satisfactory to Lender, that no net operating loss (or alternative minimum tax net operating loss) carryover or capital loss carryover of any Loan Party is, as the date hereof, or will, as a result of the transactions contemplated by this Agreement, become, subject to limitation under Section 382 of the Code.

(g) Budget. The Lender shall have received an annual operating budget (in reasonable detail on a monthly basis) of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2021 as customarily prepared by management of the Borrower for its internal use, and which has been approved by the board of directors (or similar governing body) of the Borrower.

(h) Expenses. The Borrower shall have paid all such fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) as are payable pursuant to Section 13.

(i) Representations and Warranties. The representations and warranties set forth in Section 11 hereof, shall be true and correct.

(j) Default. No Default or Event of Default shall have occurred and be continuing, and no Default or Event of Default would result from the extension of the Term Loan on the Closing Date.

4. Interest Payments and Fees.

(a) Interest shall accrue, daily, at a fixed rate equal to 7.00% per annum from the date of this Agreement until the Maturity Date on the outstanding amount of the Term Loan. Interest will be compounded with, and added to the outstanding amount of the Term Loan (including any accrued interest) on the last Business Day of each Fiscal Quarter and shall be payable on the earliest to occur of (i) the Maturity Date and (ii) the date of any payment or prepayment made pursuant to, and in accordance with, Sections 5, 6 and 8 hereof.

(b) In computing interest with respect to the Term Loan, the date on which the Term Loan was made shall be included and the date of the payment, in full, of the Obligations shall be excluded. Interest shall be calculated on the basis of a year of 360 days and actual days elapsed.

(c) Upon the occurrence or existence of any Event of Default, the Term Loan (including any accrued interest compounded on such amount) shall bear interest at a fixed rate equal to the lesser of (i) 5.00% in excess of the rate then in effect for the Term Loan or (ii) the maximum amount permitted to be charged under all applicable law (such rate, the "***Default Rate***") and shall be payable promptly upon demand in, subject to the Lender's election in its sole discretion: (1) U.S. Dollars in immediately available funds or (2)(x) U.S. Dollars in immediately available funds and (y) shares of the Borrower's common stock equal to an aggregate amount of up to 10.00% of the aggregate principal amount of the Term Loan then outstanding at a price per share equal to the trailing 10-day trading VWAP as of the day preceding any such election.

(d) Upon the occurrence or existence of any Default which remains outstanding for a period of ten (10) or more days, the Borrower shall pay to the Lender, a default fee (the "***Default Fee***") equal to 0.50% of the aggregate principal amount of the Term Loan then outstanding and shall be payable promptly upon demand in, subject to the Lender's election in its sole discretion: (1) U.S. Dollars in immediately available funds or (2) shares of the Borrower's common stock at a price per share equal to the trailing 10-day trading VWAP as of the day preceding any such election. The Default Fee shall be due on the lapse of such ten (10) day period and payable on last Business Day of the immediately following Fiscal Quarter.

(e) The Borrower shall pay to the Lender, for its own account, an annual administration fee ("***Administration Fee***") in cash in the aggregate amount of $25,000, which fee shall be paid in advance in equal quarterly installments (pro-rated for partial periods) commencing on the Closing Date. The Administration Fee shall be fully earned, shall be non-refundable, and shall be in addition to any other fees, costs and expenses payable pursuant to this Agreement.

5. Payments of the Loan and other Obligations.

(a) The Borrower shall pay on the Maturity Date, all of the outstanding principal balance of the Term Loan, together with all accrued and unpaid interest thereon, and all other outstanding and unpaid Obligations.

(b) All payments of the Term Loan and the other Obligations shall be made by wire transfer in accordance with the Lender's written instructions, which such instructions may provide for a reduction in the outstanding amount of the Term Loan and the other Obligations equal to the amount being exercised by the Lender pursuant any Warrant Agreement (including as contemplated by Section 1.1 of the Closing Date Warrant). Notwithstanding any other provision of this Agreement, if any day upon which a payment of the Term Loan or any other Obligation is due is not a Business Day, such payment shall be made on the next succeeding Business Day.

6. Prepayments.

(a) *Voluntary Prepayments.* The Borrower shall have the right at any time and from time to time to prepay the Term Loan prior to the Maturity Date, in whole or in part, upon at least three (3) Business Days' prior written notice to the Lender before 12:00 p.m., New York City time; *provided* that any partial prepayment shall be in an aggregate amount of not less than $100,000 or, if less, the aggregate outstanding principal amount of the Term Loan. Each notice of prepayment shall (i) specify the prepayment date and the principal amount of the Term Loan to be prepaid, (ii) be irrevocable and (iii) commit the Borrower to prepay the amount stated therein on or prior to 12:00 p.m., New York City time on the date stated therein.

(b) *Mandatory Prepayments.*

(i) *Indebtedness.* Promptly, and in any event within five (5) Business Days after the date of incurrence by a Borrower or any Subsidiary of any Indebtedness, Borrower shall prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence other than Indebtedness that is junior in priority to the Term Loan up to an aggregate amount of Five Million Dollars ($5,000,000) when aggregated with any preferred capital stock issuance amounts excluded from prepayment in accordance with Section 6(b)(ii). The provisions of this Section 6(b)(i) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(ii) *Stock Issuances.* Promptly, and in any event within five (5) Business Days after the date of the issuance by the Borrower or any Subsidiary of any capital stock, such Person shall prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds received by the Borrower in connection with such issuance other than (A) in the event that a Borrower or any Subsidiary forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of capital stock to such Borrower or Subsidiary, as applicable, (B) the proceeds received in connection with the issuance of up to an aggregate amount of twenty percent (20%) of capital stock (of any class or type) of the Borrower after the date hereof, and (C) up to an aggregate amount of Five Million Dollars ($5,000,000) in proceeds from the issuance of preferred stock by Borrower to any Person when aggregated with any Indebtedness amounts excluded from prepayment in accordance with Section 6(b)(i). The provisions of this Section 6(b)(ii) shall not be

deemed to be implied consent to any issuance of debt otherwise prohibited by the terms of this Agreement.

(c) *Application of Prepayments.* Each prepayment pursuant to Sections 6.a) and b shall be applied first to the payment of accrued and uncompounded interest which shall include the Default Rate, if any, and second to the outstanding principal amount of the Term Loan.

(d) All prepayments under Sections 6.a) and b shall be made in U.S. Dollars and in immediately available funds and accompanied by the payment of (i) accrued and unpaid interest on the Loan, which shall include interest at the Default Rate, if any, to be prepaid to but excluding the date of such prepayment and (ii) all other amounts then due and payable under this Agreement.

7. ***Events of Default.*** The occurrence of any of the following shall constitute an "***Event of Default***" under this Agreement:

(a) *Failure to Pay.* The Borrower or any other Loan Party shall fail to pay (i) the principal amount of the Term Loan or interest payment on the applicable due date hereunder or (ii) any other payment required under the terms of this Agreement on the date due hereunder, and solely in the case of clause (ii) of this section a, which failure continues for ten (10) days.

(b) *Specific Covenant Default.* The Borrower or any other Loan Party shall breach any covenant contained in Section 12(j)-(z) of this Agreement.

(c) *Other Covenant Defaults.* The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 7(a) or (b) above) contained in any Loan Document on its part to be performed or observed and, if capable of being cured, such failure continues for twenty (20) days after the earlier of (i) Borrower's knowledge thereof and (ii) receipt by the Borrower of written notice thereof by the Lender.

(d) *Representation or Warranty.* Any representation or warranty made by the Borrower or any other Loan Party in this Agreement shall be materially incorrect or misleading as of the date such representation or warranty was made.

(e) *Control Agreements.* The Borrower or any other Loan Party shall materially breach any covenant or representation contained in any Control Agreement or otherwise violate or terminate any Control Agreement or any View Access.

(f) *Default under other Agreements.* The Borrower shall (i) fail to pay, when due, any principal of, or interest, on any indebtedness in excess of $100,000 of the Borrower or (ii) breach, violate or default under any Material Agreement.

(g) *Voluntary Bankruptcy or Insolvency Proceedings.* Any Loan Party (other than Adara) shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, or suspend its operations, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other

relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it or (vi) take any action for the purpose of effecting any of the foregoing.

(h) *Involuntary Bankruptcy or Insolvency Proceedings.* Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Loan Party (other than Adara) or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Loan Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

(i) *Key Persons.* The Key Person shall (i) resign or be removed by the board of directors or other governing body of a Loan Party from his applicable position at such Loan Party without the prior written approval of Lender, or (ii) no longer perform in all material respects the duties, which shall include, but not be limited to, being actively involved in the business decisions of the Borrower, of its applicable position at such Loan Party that he performs as of the date of this Agreement.

(j) *Material Adverse Effect.* The occurrence of a Material Adverse Effect.

(k) *Change in Control.* The occurrence of a Change in Control.

8. Rights of the Lender upon an Event of Default. Upon the occurrence or existence of any Event of Default (other than an event specified in clause (f) or (g) above), immediately and without notice, at the Lender's option, all outstanding Obligations shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and all outstanding Obligations shall bear interest until paid in full at a rate equal to the Default Rate from and after such Event of Default. If an Event of Default specified in clause (g) or (h) above shall have occurred, the principal of, and interest (including interest accruing at the Default Rate) on, the Term Loan and all other amounts payable hereunder and thereunder shall automatically become due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Lender may exercise any other right, power or remedy permitted to them by law, either by suit in equity or by action at law, or both.

9. Guaranty.

(a) *Provision of Guaranty.* Each Guarantor hereby, jointly and severally, irrevocably and unconditionally, guarantees to the Lender irrespective of the validity and enforceability of this Agreement, the Term Loan or any of the Obligations, the full and punctual payment of the Obligations when due, whether at stated maturity, upon acceleration or otherwise. Failing the payment of the Term Loan or the other Obligations in full when due for whatever reason, each Guarantor shall be, jointly and severally, obligated to immediately pay the amount

not so paid. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. Each Guarantor waives any and all rights, defenses and counterclaims, to the fullest extent of the law.

(b) *Limitation on Guarantor Liability*. Each Guarantor and the Lender hereby confirm that it is the intention of all such parties that the Guaranty of such Guarantor not constitute a fraudulent transfer or fraudulent conveyance, or similar limitation, for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guaranty. To effectuate the foregoing intention, each Guarantor and the Lender hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from the rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Agreement, result in the obligations of such Guarantor under its Guaranty not constituting a fraudulent transfer or fraudulent conveyance, or similar limitation, under applicable law. Notwithstanding anything to the contrary contained in this Agreement, each Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including without limitation any law subrogating the Guarantor to the rights of the Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from the Borrower or any other Loan Party liable for payment of any or all of the Obligations for any payment made by the Guarantor under or in connection with its Guaranty or otherwise until such time as all Obligations are paid in full under this Agreement and this Agreement has been terminated in accordance with Section 20 hereof.

(c) *Release of Guaranty*. Upon the termination of this Agreement pursuant to Section 20 hereof, all of the Guaranties shall be released and discharged without any further action by any person.

10. Creation of Security Interest.

(a) *Grant of Security Interest*. To secure the full and punctual payment by each Loan Party of the Obligations and all other amounts outstanding under this Agreement, when due, each Loan Party hereby grants the Lender, a continuing security interest in and continuing lien on all of such Loan Party's right, title and interest, whether now owned or hereafter acquired, in, to and under the Collateral (as defined in Annex B attached hereto). The security interest granted pursuant to this Section 10. shall continually exist until the Obligations and all other amounts outstanding under this Agreement have been paid in full in cash. Each Loan Party hereby authorizes the Lender to file financing statements and any other instruments to perfect (and continue to perfect from time to time) the security interest. Each Loan Party will take such actions as the Lender deems appropriate from time to time to perfect or continue the security interest granted hereunder. Each Loan Party appoints the Lender as his true attorney in fact to perform any of the following actions, which are coupled with an interest, are irrevocable until the termination of this Agreement and may be exercised from time to time by the Lender: (i) to give notice of the Lender's right in respect of the Collateral to enforce the same; (ii) to prepare, execute, file, record or deliver notes, assignments, schedules, financing statements, Control Agreements,

continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release the Lender's interest in the Collateral (which in the case of any UCC-filings, may include, "all-assets" filings); (iii) to verify facts concerning the Collateral by inquiry of obligors thereon, or otherwise, in its own name or fictitious name; (iv) solely after an Event of Default, to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to the Collateral; (v) solely after an Event of Default, to exercise all rights, powers and remedies which such Loan Party would have, but for this Agreement, under all Collateral; and (vi) to do all acts and things and execute all documents in the name of such Loan Party, deemed by the Lender as necessary, proper and advisable in connection with the preservation, perfection or enforcement of its rights hereunder. Upon the termination of this Agreement pursuant to Section 20 hereof, the security interest granted by the Borrower in favor of the Lender under this Agreement shall be terminated and released without any further action by any person and the Lender shall, at such Loan Party's request and sole cost and expense, release its liens and execute and deliver to such Loan Party, such documents as reasonably requested by such Loan Party to evidence such release.

(b) *Priority of Security Interest*. Each Loan Party represents, warrants, and covenants that the security interest granted herein is, and shall at all times continue to be, a first priority perfected security interest.

11. Representations and Warranties. Each Loan Party represents and warrants to the Lender that (and where applicable, agrees) as follows, in each case as of the date hereof and after giving effect to the making of the Term Loan hereunder:

(a) Each Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to conduct its business as currently conducted. Each Loan Party and each Subsidiary is duly qualified and is authorized to do business as a foreign corporation and, is in good standing as a foreign corporation in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. The Borrower has provided to the Lender true and complete copies of its Articles of Incorporation and Bylaws.

(b) Each Loan Party has all corporate right, power, and authority to enter into this Agreement and the other Loan Documents, and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of each Loan Party, its directors, and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by such Loan Party and the performance of such Loan Party's obligations hereunder and thereunder has been taken. This Agreement has been duly executed and delivered by each Loan Party and constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms and subject to laws of general application relating to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

(c) Schedule 11(c)(i) sets forth, as of the date of this Agreement (unless otherwise indicated on such schedule), (i) the capitalization of each Loan Party and (ii) to the Borrower's knowledge, the four (4) largest shareholders of the Borrower. Except as otherwise disclosed on Schedule 11(c)(i), there are no other options, warrants, calls, rights, commitments or agreements of any character to which a Loan Party is a party or by which either a Loan Party is bound or obligating any Loan Party to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, (1) any shares of the capital stock of any Loan Party or any securities of a Loan Party convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, a Loan Party, or obligating a Loan Party to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (2) any equity-based awards, contingent value rights, "phantom" stock warrants, calls, options or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, a Loan Party, or other rights to acquire from a Loan Party, or any other obligation or agreement of a Loan Party to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, a Loan Party, or (3) any other rights, arrangements or agreements to receive cash in respect of the value of capital stock of a Loan Party (the securities described in foregoing clauses (1), (2) and (3), collectively, "Equity Securities"). There are not any: (i) outstanding obligations of a Loan Party to repurchase, redeem or otherwise acquire any Equity Securities; (ii) voting trusts, proxies or similar arrangements or understandings to which a Loan Party is a party or by which a Loan Party is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, a Loan Party; or (iii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, a Loan Party to which such Loan Party is a party or by which it is bound. There is no outstanding Indebtedness of any Loan Party having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of such Loan Party may vote. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of any Loan Party. The Loan Parties are Solvent.

(d) (i) The execution and delivery by the Loan Parties of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in a breach or violation of, (i) any provision of the Articles of Incorporation, Bylaws, Certificate of Formation or operating agreement, as applicable, of any Loan Party, (ii) any Applicable Law to or by which a Loan Party is bound, or (iii) any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any lease, loan agreement, mortgage, security agreement, trust indenture or other Material Agreement or instrument to which a Loan Party is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any lien upon any of the properties or assets of any Loan Party.

(ii) No consent, approval, authorization or other order of any Governmental Authority or other third-party is required to be obtained by any Loan Party in connection with the authorization, execution and delivery of this Agreement or any other Loan Document and the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e) The Borrower has delivered to the Lender a copy of the filed Tax Returns (as defined herein) of the Borrower as of the last ten (10) years, together with any support related to its NOLs. No Loan Party has any material liabilities or obligations, contingent or otherwise, other than liabilities which, individually or in the aggregate, would not reasonably be expected to be in excess of $100,000. Since December 31, 2020 ("the Most Recent Balance Sheet Date"), there have been no changes (including in the shareholders' (deficit) equity in excess of 4.9%) to the financial condition of the Borrower.

(f) There are no pending or, to the knowledge of any Loan Party, threatened (i) legal or governmental proceedings against any Loan Party, (ii) actions, suits, proceedings, inquiries or investigations before or by any Governmental Authority (including, without limitation, the SEC) pending or threatened against or affecting any Loan Party, and (iii) Orders to which any Loan Party is subject.

(g) Since the Most Recent Balance Sheet Date, there have not been any changes that either individually or in the aggregate have, or reasonably would be expected to have, resulted in a Material Adverse Effect.

(h) No Loan Party has any Indebtedness or commitments for Indebtedness (other than Indebtedness represented by the Term Loan and the other Obligations).

(i) Schedule 11(i) sets forth a complete and accurate list of all bank accounts, trust accounts, or similar accounts, and safe deposit boxes of each Loan Party, the name and address of each bank or financial institution in which such Loan Party has any such account or safe deposit box, the number of any such account or safe deposit box, and the names of the Persons authorized to draw on or have access to each such account or safe deposit box. No Loan Party maintains and has not maintained any off-the-books accounts. Schedule 11(i) sets forth a complete and accurate list of all cloud storage accounts, financial, accounting and other operational or enterprise systems, customer relationship management systems, local or distributed backup systems, and all other related information technology or information systems that are material to the (x) operation of each Loan Party, (y) accessing and retrieving its historical and current information, and (z) facilitating the such Loan Party's continuity of operations and business.

(j) (i) Other than as set forth on Schedule 11(j), each Loan Party has paid all federal, state, local, foreign or other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer and property taxes, or other tax of any kind whatsoever, whether or not measured in whole or in part by net income, including any interest, penalty, or addition thereto, whether disputed or not (collectively, "Taxes") required to be paid through the date hereof other than an amount not to exceed $15,000 in the aggregate among all such Taxes.

(ii) All Taxes and other assessments and levies which each Loan Party is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities when due.

(iii) Each Loan Party has, in accordance with applicable law, timely and properly filed all federal, state, local and foreign tax returns, declarations, reports, claims for refund, information returns or statements relating to Taxes (collectively, "Tax Returns") required to be filed by it through the date hereof. All such Tax Returns were correct and complete in all respects and disclosed all Taxes required to be paid. Neither the Borrower nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return other than any automatic extension obtained in the ordinary course of business.

(iv) Other than as set forth on Schedule 11(j), neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of the Borrower, threatening to assert against any Loan Party any deficiency or claim for additional Taxes.

(v) No claim has ever been made in writing by an authority in a jurisdiction where any Loan Party does not file a particular Tax Return or pay a particular tax that the Borrower or such Subsidiary is or may be required to file such Tax Return or pay such Tax.

(vi) No Loan Party has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vii) There are no liens or other security interests encumbering any of the assets of any Loan Party that arose in connection with any failure (or alleged failure) to pay any Taxes (except where such security interests arise as a matter of law prior to the due date for paying the related Taxes).

(viii) There has never been any audit of any Tax Return filed by any Loan Party since the last federal audit of years 2006-2009, and the last Minnesota audit of years 2010-2012. Those and all preceding audits were settled, no such audit is in progress and no Loan Party has been notified in writing by any Tax authority that any such audit is contemplated or pending.

(ix) No Loan Party has made any payments, is not obligated to make any payments, and is not a party to any contract, plan or agreement, including, but not limited to, this Agreement, that could obligate it to make any payments that could be treated as an excess parachute payment subject to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

(x) No Loan Party is a party to any Tax allocation, Tax sharing or similar agreement.

(xi) No Loan Party is or has been a member of an affiliated group filing a consolidated federal income Tax Return, other than the affiliated group of companies of which the Borrower is the common parent. No Loan Party has any liability for the Taxes of any other person or entity under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law). No Loan Party has any liability for the Taxes of any other person or entity as a transferee or successor, by contract, or otherwise.

(xii) Each Loan Party is and has been at all times an accrual method taxpayer. No Loan Party has been and will not be required to include any adjustment in income subject to Tax for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing Date.

(xiii) The unpaid Taxes of each Loan Party (i) did not, as of December 31, 2020, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Base Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Borrower in filing Tax Returns.

(xiv) No Loan Party has unutilized net operating losses the use of which would be restricted or prohibited under Section 1503 of the Code or Treasury Regulations thereunder;

(xv) The affiliated group of corporations of which the Borrower is the common parent (and of which each Subsidiary is a member) does not have and will not have on the Closing Date a consolidated Section 382 limitation (as determined under Treasury Regulations Section 1.1502-93);

(xvi) Set forth on Schedule 11(j)(xvi) is a schedule of any net operating loss (or alternative minimum tax net operating loss) carryover and capital loss carryover that will be available to any Loan Party following the Closing Date (it being agreed that such amount on Schedule 11(j)(xvi) is permitted to be within plus or minus five percent (5%) of the Loan Parties' actual net operating losses with respect to both (i) each individual line item and (ii) in the aggregate) and, with respect to each such loss carryover (A) the amount of such loss carryover and (B) the year in which the related loss arose.

(xvii) No net operating loss (or alternative minimum tax net operating loss) carryover or capital loss carryover of any Loan Party is, as the date hereof, or will, as a result of the transactions contemplated by this Agreement, become, subject to limitation under Section 382 of the Code.

(k) Each Loan Party is in compliance in all material respects with all Applicable Laws and Orders applicable to such Loan Party or by which such Loan Party or any of its businesses or properties is bound, including, to the extent applicable, U.S. anti-money laundering laws and U.S. Treasury Department's Office of Foreign Assets Control regulations. No Loan Party has received any notice of nor, to the knowledge of such Loan Party, there is any material violation (or of any investigation, inspection, audit, or other proceeding by any Governmental Authority involving allegations of any violation) of any Applicable Law involving or related to any Loan Party which has not been dismissed or otherwise disposed of. No Loan Party has received notice that nor, to the knowledge of any Loan Party, no Loan Party is charged with, threatened with or under investigation with respect to, any material violation of any Applicable Law or Order. No Loan Party, nor to the knowledge of any Loan Party, any employee or agent of any Loan Party has

made any contribution or other payment to any official of, or candidate for, any federal, state, or foreign office in violation of any Applicable Law.

12. ***Covenants.*** Each Loan Party shall, and shall cause each of its Subsidiaries to:

(a) *Financial Statements and Other Reports and Notices*. Deliver to the Lender:

(i) promptly upon obtaining knowledge of any Default or an Event of Default, a reasonably detailed notice specifying the nature and period of existence of such event and what action the Borrower has taken, is taking and proposes to take with respect thereto.

(ii) promptly, as soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter of such Loan Party, its balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a financial officer as presenting fairly in all material respects the financial condition and results of operations of such Loan Party in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. Notwithstanding the forgoing, the filing of any document with the SEC that is publicly available via the SEC's website at www.SEC.gov shall be deemed to be notice to the Lender of such filing as of such date it becomes publicly available.

(iii) promptly, as soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year of such Loan Party, the audited balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year of such Loan Party, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited by an independent public accountant reasonably approved by the Lender, to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such Loan Party in accordance with GAAP consistently applied, accompanied by any management letter prepared by such accountant.

(iv) promptly, as soon as available, and in any event within forty-five (45) days prior to each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year together with the equivalent plan or budget for such Fiscal Year, (such plan and forecast, the "***Financial Plan***").

(v) Promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and in any case not otherwise required to be delivered to the Lender pursuant hereto.

(vi) upon the Lender's request and solely to the extent otherwise internally prepared, promptly, all financial statements and information relating to any calendar month of such Loan Party and any bank accounts statement and similar information of such Loan Party, and any other certificates, readily available reports and other information (financial or otherwise) regarding the business, operations and financial condition of the Borrower and the other Loan Parties.

(b) *Inspection Rights.* Permit any representatives designated by the Lender (including employees of the Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Lender), upon reasonable prior notice but no more than once a year unless an Event of Default has occurred, to visit and inspect its properties, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, at the Borrower's sole cost and expense.

(c) *Insurance.* Maintain with financially sound and reputable carriers, having a financial strength rating of at least investment grade by A.M. Best Company, insurance in such amounts and against such risks (including loss or damage to property; general liability; Errors and Omissions and Directors and Officers) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Lender, upon request, information in reasonable detail as to the insurance so maintained, and cause Lender to be named as loss payee or additional insured, as applicable.

(d) *Key Persons.* Request Lender's prior written consent to more than one of either of the following after the full execution of this Agreement: the appointment of any Key Person, and/or replacement of any Key Person appointed as of the date of this Agreement.

(e) *Bank Accounts; Control Agreements.*

(i) Shall maintain all cash and Cash Equivalents at depositary or other financial institutions reasonably acceptable to Lender.

(ii) Enter into one or more Control Agreements, within twenty (20) Days following an Event of Default (or such later date as the Lender may agree in its sole discretion) over any of its deposit, securities or other bank accounts (such accounts, "Bank Accounts"), unless waived by the Lender in its sole discretion;

(iii) Shall maintain view access for the Lender for its Bank Accounts within twenty (20) Days following the date of this Agreement ("View Access").

(iv) Not maintain or establish any new bank accounts other than the Bank Accounts (which bank accounts constitute all of the deposit accounts, securities accounts or other accounts maintained by the Loan Parties as of the date of this Agreement) without prior written notice to the Lender and unless Lender, and the applicable Loan Party and the bank at which the account is to be opened enter into a Control Agreement over such bank account within ten (10) Business Days following the establishment of any such new Bank Accounts, unless waived by the Lender in its sole discretion.

(f) *Payment of Taxes.* Pay and discharge as the same shall become due and payable, all material Taxes, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary.

(g) *Compliance*. Materially comply with all (i) requirements of law (including any regulatory schemes) and all orders, writs, injunctions and decrees, in each case, applicable to it or to its business or property, and (ii) agreements set forth in the organizational documents of such Person.

(h) *Financial Plan*. Comply in all material respects with its Financial Plan.

(i) *Further Assurances*. (A) Cause any subsequently acquired or organized Subsidiary of such Loan Party, and the Borrower shall cause each direct or indirect parent holding company of the Borrower, in each case, to become a Loan Party by promptly, (i) executing and delivering to the Lender a joinder to this Agreement pursuant to which the joining party thereunder shall become a "Loan Party" under this agreement and be bound by all obligations and covenants applicable to each Loan Party hereunder, and provide a Guaranty under Section 9 hereof and grant a security interest under **Section 10** hereof, together with other documents as requested by and, in each case, in form and substance satisfactory to, the Lender, (ii) enter into one or more Control Agreements, as applicable, as required by Section 12(e)(iii) and (iii) taking all other actions as may be requested by the Lender to protect and perfect the security granted under Section **10** hereof and (B) take such actions as the Lender may request, from time to time, to ensure that the Obligations are guaranteed by the Guarantors as provided under Section 9 hereof and are secured, on a first priority perfected security interest, by the Collateral as provided under Section **10** hereof.

(j) *Indebtedness*. Not create, incur, assume, refinance or otherwise become or remain liable with respect to any indebtedness for borrowed money, in each case, without the Lender's prior written consent; *provided* however that (i) indebtedness in an aggregate amount not exceeding $5,000,000 (when aggregated with any preferred capital stock issuance amounts excluded from prepayment in accordance with Section 6(b)(ii)) during the term of the Term Loan that is junior in priority and payment to the Obligations, as evidenced by a subordination agreement in form and substance satisfactory to the Lender, executed by the holder of such indebtedness in favor of the Lender and (ii) other indebtedness in an aggregate principal amount not to exceed $400,000 during the term of the Term Loan, may be created, incurred, assumed or refinanced so long as, in each case, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) prior to incurring such indebtedness:

(1) the Loan Party shall first give written notice to the Lender (a "**ROFO Notice**") specifying the material terms of the proposed indebtedness;

(2) the Lender shall have a period of ten days from the date of receipt of the ROFO Notice during which the Lender may elect to issue the indebtedness on the same terms by giving written notice to such Loan Party (a "**ROFO Exercise Notice**"); and

(3) If the Loan Party delivers a ROFO Exercise Notice to such Loan Party, the Lender and such Loan Party shall have a period of 20 days following such delivery to complete the definitive documentation for such indebtedness as set out in the ROFO Exercise Notice. The Lender shall,

within five Business Days following execution of such definitive documentation with respect to the ROFO Exercise Notice, pay such Loan Party the full amount of the indebtedness to such Loan Party's bank account as set out in the ROFO Exercise Notice. If the Lender fails to pay the full amount of the indebtedness, such Loan Party may elect to deem the ROFO Notice as having been declined by the Lender and shall have the right to incur the indebtedness with a third-party.

(k) *Dispositions*. Not enter into any arrangement with any person whereby any Loan Party shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired by such Loan Party, and thereafter rent or lease such property or other property that such Loan Party intends to use for substantially the same purpose or purposes as the property being sold or transferred, in each case without the Lender's prior written consent; *provided* however that such arrangement may be entered into so long as it is entered into on an arms-length basis with a 3rd party that is not an Affiliate, and no Default or Event of Default shall have occurred and is continuing or would result therefrom. For the avoidance of doubt, any proceeds resulting from any such disposition shall be subject to Section 12 of this Agreement.

(l) *Acquisitions*. Unless (i) no Default or Event of Default is existing or would occur as a result thereof and (ii) Cash on Hand would be exceed $6,000,000 after giving effect thereto, not make or enter into any acquisition or investment, whether by means of (x) a purchase or other acquisition of any equity interests, ownership interests or any asset (or assets in a single transaction) of another person or (y) a loan, advance or capital contribution to another person or assumption or purchase of debt of another person that is not a Loan Party, in each case, without the Lender's prior written consent; *provided*, that, a Loan Party may consummate acquisitions and/or investments in an aggregate principal amount not to exceed $1,000,000 for all acquisitions and investments consummated by the Loan Parties during the term of the Term Loan, so long as (1) Cash on Hand would exceed $2,000,000 immediately after giving effect thereto and (2) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(m) *Restricted Payments*. Not repay or prepay, in cash, any indebtedness owed to any person (other than to the Lender), without the Lender's prior written consent; *provided* however that any indebtedness existing as of the date hereof and previously disclosed in writing to the Lender may be paid or repaid, in accordance with its disclosed terms, so long as no Default or Event of Default shall have occurred and is continuing or would result therefrom.

(n) *Dividends and Distributions*. Not make or pay any cash dividend or other cash distribution to any holder of the equity interests of any Loan Party with respect to such equity interests.

(o) *Subsidiaries*. Except in compliance with Section 12.f) above, not form any Subsidiaries, or otherwise acquire any entities who will become Subsidiaries of any Loan Party that themselves would not be Loan Parties, after the date of this Agreement, without the prior written consent of the Lender.

(p) *Dissolution*. Whether in one transaction or a series of transactions, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell or

otherwise dispose of all or substantially all of its property or other assets, or agree to do or suffer any of the foregoing.

(q) *Affiliate Transactions*. Enter into any transaction with any of its Affiliates, any officer or director of any Loan Party other than any transaction existing on the Closing Date and listed on Schedule 11(q), unless, such transaction (i) is approved by the Lender, (ii) is solely between or among Loan Parties, (iii) is expressly permitted by this Agreement, or (iv) is on terms no less favorable to the Loan Parties than could be obtained in an arm's length third-party transaction and is disclosed to the Lender.

(r) *Issuances and True-up*. Not issue any equity, participation right, similar right or agreement related thereto unless the Warrant Agreements entered into as of the date hereof between Borrower and Lender, along with any Warrant Shares (as defined therein) issued thereunder, are simultaneously adjusted to maintain the applicable Warrant Percentages (as defined therein).

(s) *Condition of Assets*. Not take any action, or refrain from taking any action, that could reasonably be expected to impair any intangible asset of any Loan Party.

(t) *Net Operating Loss Carryforwards*. Not take any action, including without limitation entering into any transaction, where the Borrower's or its subsidiaries' net operating loss carryforwards or other tax credits would be impaired or otherwise become subject to additional limitations.

(u) *Control Agreements*. Not violate, breach or terminate any Control Agreement and otherwise maintain and comply with the terms of any Control Agreement.

(v) *Minimum Cash on Hand*. Commencing with the fiscal month ending December 31, 2021, permit the aggregate amount of Cash on Hand as of the last day of any fiscal month (in each case, determined at the close of business on each such day) to be less than $500,000; provided, however that the Borrower shall provide written notice to the Lender no later than five (5) days after obtaining knowledge thereof that Cash on Hand is less than $1,000,000, at which time the Lender may, in its sole discretion, require the Borrower to deliver, no later than fifteen (15) days prior to the end of each subsequent calendar month: (i) a snapshot of the prior month's Bank Account balance and (ii) a summary statement of the accounts payable.

(w) *Nature of Business*. Not engage in any material business other than (i) the businesses engaged by such Loan Party on the date of this Agreement and similar, incidental or related businesses and (ii) such other lines of business as may be consented to by the Lender in writing.

(x) *Material Agreements*. Not (i) amend or otherwise modify, or waive any rights under (A) the bylaws or operating, management or partnership agreement, or other organizational or governing documents of any Loan Party (including the Bylaws), or (B) any Material Agreement, (ii) enter into any Material Agreement or any extension, amendment or renewal thereof after the date hereof, without the prior written consent of the Lender, which consent shall not be unreasonably withheld, delayed or conditioned and (iii) make any material changes to the cash compensation paid to any employee of a Loan Party

(y) *Replacement of Advisors*. Not replace its independent public accountant, tax preparer, or legal counsel without the prior written consent of the Lender, which consent shall not be unreasonably withheld, delayed or conditioned.

(z) *Use of Proceeds*. Not use the proceeds of the Term Loan other than for working capital and general corporate purposes of the Borrower.

13. Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties shall pay all reasonable out-of-pocket expenses incurred by the Lender, including but not limited to fees and disbursements of counsel for the Lender, in connection with the negotiation and preparation of this Agreement, any amendments, modifications or waivers of the provisions thereto (whether or not the transactions contemplated hereby or thereby shall be consummated), the addition or release of any collateral or the enforcement or protection of the Lender's rights in connection with this Agreement, including its rights under this Section 13 in connection with the Term Loan made hereunder or any workout, restructuring or negotiations in respect thereof. Reasonable out-of-pocket expenses in connection with the negotiation and preparation of this Agreement in accordance with the above shall be capped at up to $200,000. For the avoidance of doubt, post-closing expenses in accordance with the above shall not be capped.

(b) The Loan Parties shall indemnify the Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "***Indemnitee***") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions or any other transactions contemplated hereby, (ii) the Term Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto.

(c) To the extent permitted by Applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated thereby, each Loan or the use of the proceeds thereof.

(d) All amounts due under this Section 13 shall be payable promptly after written demand therefor. All Obligations due under this Section 13, shall accrue interest (including at the Default Rate, if applicable) in accordance with Section 4. The Obligations of the Loan Parties under this Section 13 shall survive payment in full of the Term Loan.

14. ***Tax Treatment.*** Each party hereto hereby acknowledges and agrees that the Term Loan made on the Closing Date is part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended, which includes the warrants pursuant to the Warrant Agreements. Lender agrees that the "issue price" of such investment unit allocated to the Term Loan made on the Closing Date under Section 1273(b) of the Internal Revenue Code is $3,450,000 Lender and Borrower agree to use the issue price for United States federal, state and local income tax purposes, along with the supporting calculations, and fair market value, as applicable, as determined in accordance with the foregoing, for all income tax purposes with respect to this transaction, unless otherwise required by a relevant taxing authority following an audit or examination.

15. ***Successors and Assigns.*** This Agreement binds and is for the benefit of the successors and permitted assigns of each party hereto. The Loan Parties may not assign this Agreement or any rights or obligations under it without the Lender's prior written consent (which may be granted or withheld in the Lender's discretion). The Lender may assign this Agreement or any rights or obligations under it without the consent of the Loan Parties or any other person, to sell, transfer or assign all or any part of, or any interest in, the Lender's obligations, rights, and benefits under this Agreement. Notwithstanding anything herein to the contrary, an assignment of this Agreement by the Lender or an assignee of the Lender shall not on its own trigger any payment under Section 6(b); *provided* that, for the avoidance of doubt, the terms and provisions of this Agreement, including under Section 6(b), shall continue to apply to any such assignee of Lender or its assignee, and nothing contained herein shall be deemed to affect in any way any rights of any such assignee of Lender or its assignee under this Agreement.

16. ***Amendment and Integration.*** Any provision of this Agreement may be amended, waived or modified only upon the prior written consent of the Borrower and the Lender. This Agreement represents the entire agreement about this subject matter and supersedes prior negotiations or agreements relating thereto. All prior agreements, understandings, representations, warranties, and negotiations about the subject matter of this Agreement merge into this Agreement.

17. ***Notices.*** All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and delivered to each other party at the address set forth below, or at such other address as such party shall have furnished to the other party in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally or (iii) one (1) Business Day after being deposited with an overnight courier service of recognized standing:

Borrower or any other Loan Party:

GlassBridge Enterprises, Inc.
411 East 57th Street, Suite 1A
New York, NY 10021
Attention: Daniel Strauss, Chief Executive Officer
Email: dstrauss@glassbridge.com

Lender:

Gazellek Holdings I, LLC
228 Park Avenue South, PMB #27207
New York, NY 10003
Email: GazelleKHoldings@gmail.com

18. Waivers. Except as otherwise expressly provided herein, the Loan Parties hereby waive notice of an Event of Default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

19. Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

20. Termination of this Agreement. This Agreement may not be terminated prior to the Maturity Date, unless mutually agreed to in writing by the Lender and the Loan Parties; *provided, however,* that the provisions of Section 13 hereof shall survive and remain in full force and effect regardless of the repayment of the Loan or the termination of this Agreement or any provision hereof.

21. Confidentiality. The Lender hereby agrees to maintain the confidentiality of this Agreement and all information received from or on behalf of the Borrower, except that this Agreement or such information may be disclosed to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process (in which case the applicable Lender shall use commercially reasonable efforts to the inform the Loan Parties, promptly thereof prior to such disclosure).

22. Usury. In the event any interest is paid on this Agreement that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Agreement.

23. Counterparts and Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. The words "execution," "signed," "signature," and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

24. Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York, or of any other state. The parties hereby submit and consent irrevocably to the exclusive jurisdiction of, and venue in, any court located within the City of New York, County of New York in the State of New

York for the interpretation and enforcement of the provisions of this Agreement. The parties also agree that the jurisdiction over the person of such parties and the subject matter of such dispute shall be effected by the mailing of process or other papers in connection with any such action in the manner provided for herein or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process.

25. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

26. Defined Terms. As used in this Agreement, the following terms have the following meanings:

"***Adara***" means Adara Enterprises Corp. formerly known as Imation Enterprises Corp.

"***Adara Bankruptcy***" means bankruptcy case #21-10736-JKS.

"***Affiliate***" shall mean, with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition, a Person shall be deemed to be "controlled by" another Person if such latter Person possesses, directly or indirectly, power either to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

"***Applicable Law***" shall mean all provisions of statutes, rules, regulations and Orders of any Governmental Authority applicable to the Person (including, for the avoidance of doubt, the Loan Parties) in question, and all Orders and decrees of all courts, tribunals and arbitrators in proceedings or actions in which the Person (including, for the avoidance of doubt, the Loan Parties) in question is a party.

"***Business Day***" means with respect to any borrowing or payment, a day other than Saturday or Sunday on which banks are open for business in New York, NY.

"***Bylaws***" means the Bylaws of the Borrower as in effect on the date of this Agreement and as may be amended from time to time.

"***Cash on Hand***" means, the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries.

"***Cash Equivalents***" means any of the following types of Investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least "Prime-2" (or the then equivalent grade) by Moody's or at least "A-2" (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have ratings described in clause (c) above, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (c); or

(f) other short term liquid investments approved in writing by the Lender in its reasonable discretion.

"***Change in Control***" means (a) any transaction pursuant to which (i) the Borrower sells or disposes (in one or a series of related sales or dispositions) twenty percent (20%) or more of the assets of the Borrower on a consolidated basis (other than inventory in the ordinary course of business), including any sale or disposition of the capital stock, membership interests, partnership interests or assets of the Subsidiaries of the Borrower, (ii) the Borrower issues equity or engages in any merger, consolidation, combination or similar transaction (in one or a series of related transactions), such that the beneficial owners of shares of the equity of the Borrower immediately prior to the transaction or transactions will, immediately after such transaction or transactions, beneficially own less than a majority of the shares of the equity of the Borrower or outstanding equity of the surviving corporation (measured on a fully-diluted basis) or (iii) the Borrower engages in any transaction or series of related transactions that results in any change of control of the Borrower (as the term "control" is defined in Rule 405 the Securities Act), whether such change of control occurs through the sale of assets, securities or shares of Common Stock, exchange of securities or otherwise, or (b) any other transaction that causes an "ownership change" (within the meaning of Section 382(g) of the Code) to occur with respect to the Borrower, taking into account any other transactions occurring during the relevant "testing period" (within the meaning of Section 382(i) of the Code).

"***Closing Date***" means the date on which the conditions precedent set forth in Section 3 have been satisfied.

"***Control Agreement***" means a tri-party control agreement, executed and delivered by the applicable Loan Party, the Lender, and a depository intermediary, in form and substance satisfactory to the Lender, which agreement is sufficient for Lender to establish "control", within the meaning of the UCC, over each of such Loan Party's deposit accounts, securities accounts or other bank accounts, as applicable, maintained by the depository intermediary and in any event providing for (i) "springing" dominion following the delivery of a "notice of exclusive control" (or similar notice) during the occurrence and continuance of an Event of Default and (ii)(x) if requested, delivery to the Lender of duplicate account statements when delivered to the applicable Loan Party and (y) full on-line access to the Lender of account information regarding the accounts including, but not limited to, account activity and current balances.

"***Default***" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

"***Exchange Agreement***" means each of those certain agreements between the Borrower, on the one hand, and either George Hall or Joseph De Perio, on the other hand, pursuant to which George Hall and Joseph De Perio exchanged the outstanding amount of indebtedness previously owed to them by the Borrower for equity interests in the Borrower.

"***Excluded Accounts***" mean, deposit accounts or securities accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the employees of any Loan Party and identified to the Lender as such.

"***Financial Plan***" has the meaning given it in Section 12(a)(iv) of this Agreement.

"***Fiscal Quarter***" means a fiscal quarter of any Fiscal Year of Borrower.

"***Fiscal Year***" means the fiscal year of each Loan Party (which as of the date of this Agreement ends on December 31 of each calendar year).

"***Foreign Subsidiary***" shall mean a Subsidiary that is a "controlled foreign corporation" as defined in Section 957(a) of the Internal Revenue Code of 1986, as codified at 26 U.S.C. § 1 et seq, or any successor provision thereto.

"***GAAP***" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

"***Governmental Authority***" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"***Guarantor***" means each existing and future Subsidiary of Borrower.

"***Guaranty***" means (a) the guarantee of the Obligations by each of the Guarantors provided pursuant to Section 9 hereof and (b) any other guarantee of the Obligations by any other Subsidiary provided pursuant to a joinder to this Agreement or other documentation in form and substance reasonably acceptable to the Lender.

"***Indebtedness***" means, (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables (payable within one ninety (90) days or such longer term as may be customary in the industry), (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (iii) obligations of such Person under capital leases and any financing lease involving substantially the same economic effect, (iv) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation to the extent not already reflected as a current liability on the balance sheet of such Person, and (v) indebtedness of others of the type described in clauses (i) through (iv) hereof which such Person has (a) directly or indirectly assumed or guaranteed in connection with a guaranty, or (b) secured by a lien on the assets of such Person, whether or not such Person has assumed such indebtedness.

"***Key Person***" means Daniel Strauss.

"***Loan Documents***" means this Agreement, the Warrant Agreements and any other ancillary documentation which is required to be or is otherwise executed by any Loan Party and delivered to the Lender in connection with this Agreement or any of the documents listed above (including any amendments or modifications to any of the documents listed above).

"***Loan Party***" means, the Borrower and each Guarantor.

"***Material Adverse Effect***" shall mean any change, event, occurrence, effect or condition that (x) would reasonably be expected to prevent or materially impair or delay the performance by any Loan Party of any of its material obligations under this Agreement or (y) would reasonably be expected to have a materially adverse effect on the business, assets (including any of the NOLs or tax credits held by such Person and its Subsidiaries), liabilities or the financial condition of the Loan Parties and their Subsidiaries, taken as a whole.

"***Material Agreement***" means (a) any employment or consulting agreement which provides for compensation in excess of $250,000 per year; (b) any contract for the purchase or lease of real property; or (c) any contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of $250,000 or more, or (ii) aggregate payments of $500,000 or more.

"***Maturity Date***" means August 2, 2024.

"***Measurement Period***" means any period of four consecutive fiscal quarters.

"***Net Cash Proceeds***" means (i) with respect to any disposition or the realization of insurance proceeds from a casualty event received by the Borrower or any of its Subsidiaries, the difference, if any, of (i) the sum of cash and Cash Equivalents received by such Person in connection with such transaction or event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of (A) the sum of the principal, interest and prepayment premium or penalty amounts of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction or event (other than Indebtedness under the Loan Documents), (B) the reasonable out-of-pocket costs and expenses incurred by such Person in connection with such transaction or event, including commissions, costs, fees and other expenses, (C) all taxes (or distributions in respect of taxes) paid or reasonably estimated to be payable as a result of such transaction or event (provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds (but only as and so when determined as such)) (to the extent not otherwise properly included in clause (A), (B), (D) or (E)), (D) any escrow or reserves for any indemnification payments and purchase price adjustments (until released or received) and (E) amounts retained by or paid to parties having superior rights to such proceeds, awards or payments; and

(ii) with respect to the incurrence or issuance of any Indebtedness by Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable out-of-pocket fees, costs and expenses, incurred by such Person in connection therewith.

"***Obligations***" means all unpaid principal of, and accrued and unpaid interest due on, the Term Loan and all other obligations, interest (including at the Default Rate, if any, payable in cash or in common stock of the Borrower), fees (including, Default Fee, if any), charges, indemnities and expenses of any Loan Party to the Lender arising under or in connection with this Agreement.

"***Order***" shall mean any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Authority or arbitrator, whether temporary, preliminary, or permanent.

"***Person***" means any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

"***Related Party***" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person's Affiliates.

"***Responsible Officer***" means, with respect to any Person, its Chairman, Chief Executive Officer, President, Chief Financial Officer or Chief Operating Officer.

"***Solvent***" means, with respect to the Loan Parties (taken as a whole and on a consolidated basis) that as of the date of determination, both (i) the sum of such persons' debt (including contingent liabilities) does not exceed the present fair market value of such persons' present assets (taken as a whole and on a consolidated basis); (ii) such persons' capital (taken as a whole) is not unreasonably small in relation to their business as contemplated on the applicable date of determination; and (iii) such persons (taken as a whole) have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debt beyond their ability to pay such debt as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

"***Subsidiary***" means any direct or indirect subsidiary of each Loan Party, as applicable.

"***UCC***" means the Uniform Commercial Code as from time to time in effect in the State of New York; *provided*, however, that, in the event that, by reason of mandatory provisions of any applicable law, any of the attachment, perfection or priority of the Borrower's security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, "***UCC***" shall mean the Uniform Commercial

Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

"***VWAP***" means "volume-weighted average price", which, with respect to a shares of stock, is the ratio of the value traded to total volume traded for the period specified.

"***Warrant Agreements***" means, collectively those certain Warrants dated the date hereof between the Borrower and the Lender (collectively, the "***Closing Date Warrant***").

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed as of the date first written above.

BORROWER:

GlassBridge Enterprises, Inc., a Delaware corporation

DocuSigned by:

By: Daniel Strauss
0117E4C31FDD42F...

Name: Daniel Strauss
Title: Chief Executive Officer

LENDER:

Gazellek Holdings I, LLC

By:______________________________
Name: Taylor Kushner
Title: Authorized Signatory

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed as of the date first written above.

BORROWER:

GlassBridge Enterprises, Inc., a Delaware corporation

By:________________________________
Name: Daniel Strauss
Title: Chief Executive Officer

LENDER:

Gazellek Holdings I, LLC

DocuSigned by:
By: Taylor Kushner
63D764C2E8DA409...
Name: Taylor Kushner
Title: Authorized Signatory

ANNEX A

Lender	Closing Date Funding	Total Amount Outstanding
Gazellek Holdings I, LLC	**$3,450,000**	**$3,450,000**

ANNEX B

DESCRIPTION OF COLLATERAL

Definitions:

When used herein, the terms Account, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, Fixture, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Rights, Money, Account, Supporting Obligations and Tangible Chattel Paper have the respective meanings provided in Article 8 or Article 9, as applicable, of the UCC. Letter of Credit has the meaning provided in Section 5-102 of the UCC. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the UCC, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

*"**Collateral**"* shall mean:

(a) All Accounts (together with all guaranties thereof and security therefor, all rights of stoppage in transit, replevin and reclamation and all rights as an unpaid vendor);

(b) All Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);

(c) All Commercial Tort Claims;

(d) All Deposit Accounts;

(e) All Documents;

(f) All Fixtures;

(g) All General Intangibles (including all Intellectual Property Collateral);

(h) All Goods (including all Inventory and all Equipment), together with all accessions, additions, attachments, improvements, substitutions, and replacements thereto and therefor;

(i) All Instruments, all tax refunds, all tax refund claims and all other rights and claims to payment (together with all guaranties thereof and security therefor);

(j) All Investment Property (including all equity and stock interests);

(k) All Letter-of-Credit Rights and all Letters of Credit;

(l) All Money (of every jurisdiction whatsoever);

(m) All insurance policies (including casualty and hazard insurance and right as loss payee or endorsee thereof);

(n) All Supporting Obligations and all security interests and all other liens securing rights to payment or performance, all leases and all rights of setoff;

(o) All books, correspondence, records, writings, databases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the Collateral; and

(p) All Proceeds and all products of, and all rights associated with, the foregoing and, to the extent not otherwise included, (A) all payments under insurance (whether or not the Borrower is the loss payee thereof), and (B) rights acquired by reason of condemnation or exercise of the power of eminent domain.

Notwithstanding the foregoing, "Collateral" shall not include any Excluded Property.

"Excluded Property" means collectively, (i) any permit, license or agreement entered into by any Loan Party (A) to the extent that any such permit, license or agreement or any law applicable thereto prohibits the creation of a Lien thereon, but only to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law or (B) to the extent that the creation of a Lien in favor of the Lender would result in a breach or termination pursuant to the terms of or a default under any such permit, license or agreement (other than to the extent that any such term would be rendered ineffective pursuant to the Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity), (ii) property owned by any Loan Party that is subject to a purchase money Lien or leased by any Loan Party that is subject to a Capital Lease, in each case, permitted under the Credit Agreement if the agreement pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than a Loan Party or one of its Affiliates which has not been obtained as a condition to the creation of any other Lien on such property, but only to the extent, and for as long as, such prohibition or requirement of consent is not terminated or rendered unenforceable or otherwise deemed ineffective by any applicable law, (iii) any "intent to use" trademark applications for which a statement of use has not been filed (but only until such statement is filed), (iv) voting capital stock in a Foreign Subsidiary in excess of 65% of the total voting equity interest in such Subsidiary unless and to the extent that the pledge of greater than 65% of the voting capital stock of such Foreign Subsidiary would not cause any materially adverse tax consequences to any other Loan Party, (v) any leaseholds of real property, and (vi) any Excluded Accounts; provided, however, "Excluded Property" shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

Schedule 11(c)(i) *(Continued on the following 2 pages)*

GLASSBRIDGE ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

As of December 31,2020

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive	Treasury Stock		Non-controlling Interest	Total Shareholders' Equity (Deficit)
	Shares	Amount				Shares	Amount		
				(In millions, except per share amounts)					
Balance as of December 31, 2018	28,097	$ —	$ 1,048.9	$ (1,022.9)	$ (20.7)	2,402	$ (24.7)	$ —	$ (19.4)
Net income				20.2				2.9	23.1
Purchase of treasury stock						450	—		—
Restricted stock grants and other			0.2			75	(0.2)		—
Pension adjustments, net of tax					0.1				0.1
Recognition of noncontrolling interest			4.8					22.7	27.5
Balance as of December 31, 2019	28,097	$ —	$ 1,053.9	$ (1,002.7)	$ (20.6)	2,927	$ (24.9)	$ 25.6	$ 31.3
Net loss				(62.1)				(1.1)	(63.2)
Acquisition of noncontrolling interest of Adara Enterprises, Corp.			(3.0)					(1.6)	(4.6)
Disposition of Adara Asset Management to a related party			8.7			—	—		8.7
Pension adjustments, net of tax					20.6				20.6
Balance as of December 31, 2020	28,097	$ —	$ 1,059.6	$ (1,064.8)	$ —	2,927	$ (24.9)	$ 22.9	$ (7.2)

All Stock Outstanding, as of the Closing Date

Preferred stock, $.01 par value, authorized 200,000 shares, none issued and outstanding

Common stock, $.01 par value, authorized 50,000 shares, shares issued: 28,097, outstanding: 25,170

Stock Options Outstanding, as of the Closing Date

There are 1,360 shares outstanding, and 1068 shares are exercisable.

The following table summarizes our stock option activity:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding	1,360	$ 106.00	8.1
Exercisable	1068	$ 106.00	8.1

Equity Awards Outstanding as June 30, 2021

The following table summarizes the total outstanding equity awards for each of the named executive officers.

		Option Awards			
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) un-exercisable	Option exercise price ($)	Option expiration date	Stock Awards
Daniel Strauss [2]	715	45	106	09/06/2029	0
Francis Ruchalski	0	0	--	--	0
Joseph De Perio [1]	98	67	106	09/06/2029	0

(1) One-half of Mr. Strauss's stock option vested on date of grant, and the remainder vests in 24 quarterly installments beginning October 1, 2019.

(2) Mr. De Perio's stock option vests in 12 quarterly installments beginning January 1, 2020.

The table below shows the number of shares of our common stock beneficially owned, by each director and executive officers as a group as of June 30, 2021. Except as otherwise indicated, the named person has sole voting and investment power with respect to the shares held by that person, and the shares are not subject to any pledge. The beneficial ownership percentages listed below are based on 25,170 shares of common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Daniel Strauss *(Chief Executive Officer)*	715 (1)	2.8
Francis Ruchalski *(Chief Financial Officer)*	0	-
Joseph De Perio *(Director)*	721 (2)	2.9
Robert Searing (*Director*)	274 (3)	1.0
Alex Spiro (*Chairman*)	442(3)	1.8
Robert G. Torricelli (*Director*)	85 (3)	.3
All Directors and Executive Officers as a Group (6 Persons)	**2237 (4)**	**8.8**

1. Includes 715 shares issuable pursuant to a currently exercisable option.
2. Includes 98 shares issuable pursuant to a currently exercisable option.
3. Includes 85 shares issuable pursuant to a currently exercisable option.
4. Includes 1068 shares issuable pursuant to currently exercisable options.

Schedule 11(c)(ii)
Largest Shareholders as of June 30th, 2021

	Number of Common Shares	Percent of Class
George Hall 6 East 69th Street New York, NY 10021	7828	31.10
Wells Fargo Capital Management Incorporated 420 Montgomery Street San Francisco, CA 94104	2610	10.37
Ariel Investments, LLC 200 East Randolph Street, Suite 2900 Chicago, IL 60601	2204	8.76
BML CAPITAL MANAGEMENT 65 E. Cedar St – Suite 2 Zionsville, IN 46077	1246	4.95

Schedule 11(i)
Bank Accounts

Entity	Bank Accounts		Address	Authorized persons
GLASSBRIDGE ATHLETE LLC	SIGNATURE	1503813870	50 West 57th Street 3rd Floor, New York NY 10019	Francis Ruchalski, Daiana Sersea and Daniel Strauss
GLASSBRIDGE CAPITAL LLC	SIGNATURE	1503338374	50 West 57th Street 3rd Floor, New York NY 10019	Francis Ruchalski, Daiana Sersea and Daniel Strauss
GLASSBRIDGE ENTERPRISES INC	SIGNATURE	1503337726	50 West 57th Street 3rd Floor, New York NY 10019	Francis Ruchalski, Daiana Sersea and Daniel Strauss
GLASSBRIDGE ENTERPRISES INC	SIGNATURE	1503337734	50 West 57th Street 3rd Floor, New York NY 10019	Francis Ruchalski, Daiana Sersea and Daniel Strauss
GLASSBRIDGE ENTERPRISES INC	SIGNATURE	1503337815	50 West 57th Street 3rd Floor, New York NY 10019	Francis Ruchalski, Daiana Sersea and Daniel Strauss
NXSN ACQUISITION CORP	COMERICA	1895308276	12001 San Vicente Blvd, Los Angeles CA, 90049	Francis Ruchalski, Daiana Sersea and Daniel Strauss

Schedule 11(i)

Books & Records	PeachTree -Sage 50 Premium Accounting 2020 software	accounting system
	Gotomyerp -ERP Software	accounting cloud hosting
	Amazon Web Services AWS	off-site backup storage
Electronic Communication-Email, Social Media, ETC	E-mail is hosted by Outlook	e-mail and file
	Office 365	cloud based software

Schedule 11(j)

NONE

Schedule 11(j)(xvi) *(Continued on the following 2 pages)*

GlassBridge Enterprises Inc.

Carryforwards for GlassBridge

Federal Tax Loss Carryover

Tax Year Incurred	*Expires*	*Amount*
2009	2029	-17,628,002
2010	2030	-4,808,787
2011	2031	-
2012	2032	-2,400,482
2013	2033	-
2014	2034	-
2015	2035	-35,682,829
2016	2036	-60,335,133
2017	2037	-21,217,737
2018		-
2019	unlimited	-1,718,776
Subtotal		-143,791,746
2020 est	unlimited	-6,335,796
Carryover to 2021		-150,127,542

Capital Loss Carryover

Tax Year Incurred	*Expires*	*Amount*
2015	2020	-
2016	2021	-792,566
2017	2022	-1,219,847
2018		-
2019	2024	-130,289,937
Subtotal - carryover to 2020		-132,302,350

Charitable Contributions Carryover

Tax Year Incurred	*Expires*	*Amount*
2016	2021	-200
2017	2022	-3,600
2018		-
2019	2024	-10,000
Carryover to 2021		-13,800

General Business Credit

		GlassBridge
2004	2024	679,088
2005	2025	455,339
2006	2026	419,111
2007	2027	846,580
2008	2028	94,580
2009	2029	91,813
2010	2030	217,147
2011	2031	432,664
2012	2032	353,047
2013	2033	**0**
2014	2034	**0**
Carryforward		3,589,369

Foreign Tax Credit

		FTC
2010	**2020**	Expired
2011	**2021**	16,163,930
		16,163,930

State Credits	**841,014**
State NOLs	109,451,559

The following calculations are close estimates but have not been finalized.

(1) Adara remaining basis in bankruptcy	156,693,552
(2) Capital loss on sale of NXSN Acquisition Corp	170,544,537
(3) Capital loss on sale of Memorex Products Inc	91,691,331

Schedule11(q)

NONE

Insurance Policies

Line of Coverage	Carrier	Policy Number	Policy expiration Date
BOP	CNA	7013585617	1/23/22
Commercial Umbrella	CNA	7013585620	1/23/22
Fiduciary Liability - Run-off Coverage	National Union Fire Insurance Company of Pittsburgh, PA	0-615-73-16	5/30/2019 -5/30/2025
D&O	XL	ELU 161781-19	7/30/21
Workers Comp	CNA	WC 80282861	12/15/21
Erisa Bond	The Hartford	12BDDDHY8893	8/17/24